EXHIBIT 3.1

FOURTH ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

PREMIER EXHIBITIONS, INC.

Florida Document No.: P04000111036

The undersigned, for the purpose of amending the Articles of Incorporation filed by PREMIER EXHIBITIONS, INC. (the “Corporation”), pursuant to Section 607.1006 of the Florida Business Corporation Act (the “Act”), hereby adopts the following amendment to its Articles of Incorporation:

AMENDMENT ADOPTED

Article V of the Articles of Incorporation, as filed with the Secretary of State of the Florida Division of Corporations on July 28, 2004 and as amended on September 1, 2005, August 6, 2009 and February 27, 2015, is hereby deleted in its entirety and replaced with the following (the “Amendment”):

ARTICLE V
AUTHORIZED SHARES

The aggregate number of shares which the Corporation shall have the authority to issue shall be SIXTY-FIVE MILLION AND TWO (65,000,002) shares of stock, divided into the following three classes: (i) SIXTY-FIVE MILLION (65,000,000) shares shall be voting common stock with $.0001 par value per share (the “Common Stock”); (ii) ONE (1) share shall be Class 1 Special Voting Stock, $0.0001 par value per share (the “Class 1 Special Voting Stock”); and (iii) ONE (1) share shall be Class 2 Special Voting Stock, $0.0001 par value per share (the “Class 2 Special Voting Stock”).

The preferences, limitations and relative rights of the Common Stock are the following:

COMMON STOCK

Section 1. Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of shareholders (and written actions in lieu of meetings). There shall be no cumulative voting.

Section 2. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the board of directors of the Corporation.

Section 3. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, the holders of Common Stock shall be entitled to receive all of the assets of the Corporation available for distribution to shareholders, on a pro rata basis in accordance with the number of shares of Common Stock held by each shareholder.

The preferences, limitations and relative rights of the Class 1 Special Voting Stock are exclusively the following:

CLASS 1 SPECIAL VOTING STOCK

Section 1. Designation, Amount and Par Value. The Class 1 Special Voting Stock shall be designated as Class 1 Special Voting Stock and the number of shares so designated shall be one (1). The shares of Class 1 Special Voting Stock shall have a par value of $0.0001 per share.

Section 2.  Dividends. The holder of record of the share of the Class 1 Special Voting Stock shall not be entitled to receive any dividends declared and paid by the Corporation.

Section 3. Voting Rights.

(a) The holder of record of the share of the Class 1 Special Voting Stock, except as otherwise required under applicable law or as set forth in subparagraph (b) below, shall not be entitled to vote on any matter required or permitted to be voted upon by the shareholders of the Corporation.

(b) With respect to all meetings of the shareholders of the Corporation at which the holders of the Corporation’s common stock, par value $0.0001 per share, are entitled to vote (each, a “Shareholder Meeting”) and with respect to any written consents sought by the Corporation from the holders of such common stock (each, a “Shareholder Consent”), the holder of the share of the Class 1 Special Voting Stock shall vote together with the holders of such common stock and the holders of Class 2 Special Voting Stock, all as a single class (except as otherwise required under applicable law), and the holder of the issued Class 1 Special Voting Stock shall be entitled to cast on such matter a number of votes equal to the number of Exchangeable Shares (the “Exchangeable Shares”) of 1032403 B.C. Ltd. a British Columbia corporation (the “Exchangeco”), outstanding as of the record date for determining shareholders entitled to vote at such Shareholder Meeting or in connection with the applicable Shareholder Consent that are owned by the holder of the Class 1 Special Voting Stock.

Section 4. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holder of record of the share of the Class 1 Special Voting Stock shall not be entitled to receive any assets of the Corporation available for distribution to its shareholders.

Section 5. Other Provisions.

(a) The holder of record of the Class 1 Special Voting Stock shall not have any rights hereunder to convert such share into, or exchange such share for, shares of any other series or class of capital stock of the Corporation.

(b) At such time as the share of the Class 1 Special Voting Stock has no votes attached to it, the Class 1 Special Voting Stock shall be automatically cancelled.

The preferences, limitations and relative rights of the Class 2 Special Voting Stock are exclusively the following:

CLASS 2 SPECIAL VOTING STOCK

Section 1. Designation, Amount and Par Value. The Class 2 Special Voting Stock shall be designated as Class 2 Special Voting Stock and the number of shares so designated shall be one (1). The shares of Class 2 Special Voting Stock shall have a par value of $0.0001 per share.

Section 2. Dividends. The holder of record of the share of the Class 2 Special Voting Stock shall not be entitled to receive any dividends declared and paid by the Corporation.

Section 3. Voting Rights.

(a) The holder of record of the share of the Class 2 Special Voting Stock, except as otherwise required under applicable law or as set forth in subparagraph (b) below, shall not be entitled to vote on any matter required or permitted to be voted upon by the shareholders of the Corporation.

(b) With respect to all meetings of the shareholders of the Corporation at which the holders of the Corporation’s common stock, par value $0.0001 per share, are entitled to vote (each, a “Shareholder Meeting”) and with respect to any written consents sought by the Corporation from the holders of such common stock (each, a “Shareholder Consent”), the holder of the share of the Class 2 Special Voting Stock shall vote together with the holders of such common stock, and the holders of the Class 1 Special Voting Stock, all as a single class (except as otherwise required under applicable law), and the holder of the issued Class 2 Special Voting Stock shall be entitled to cast on such matter a number of votes equal to the number of Exchangeable Shares (the “Exchangeable Shares”) of 1032403 B.C. Ltd. a British Columbia corporation (the “Exchangeco”), outstanding as of the record date for determining shareholders entitled to vote at such Shareholder Meeting or in connection with the applicable Shareholder Consent that are owned by the holder of the Class 2 Special Voting Stock.

Section 4. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holder of record of the share of the Class 2 Special Voting Stock shall not be entitled to receive any assets of the Corporation available for distribution to its shareholders.

Section 5. Other Provisions.

(a) The holder of record of the Class 2 Special Voting Stock shall not have any rights hereunder to convert such share into, or exchange such share for, shares of any other series or class of capital stock of the Corporation.

(b) At such time as the share of the Class 2 Special Voting Stock has no votes attached to it, the Class 2 Special Voting Stock shall be automatically cancelled.

ADOPTION DATE OF AMENDMENT

The Amendment was adopted by the Board of Directors of the Corporation by resolution at a meeting duly called and held on April 2, 2015. The holders of the Corporation’s Common Stock are the only voting group entitled to vote on the Amendment. The Amendment was adopted by the shareholders at a meeting duly called and held on October 29, 2015. The number of votes cast for the amendment by the shareholders was sufficient for approval.

CLASS OF STOCK ENTITLED TO VOTE ON AMENDMENT

The Common Stock is the only class of stock of the Corporation the holders of which are entitled to vote on the Amendment.

EFFECTIVE DATE OF AMENDMENT

The Amendment shall become effective on the close of business on the date the Amendment is filed with the Secretary of State of the Florida Division of Corporations.

IN WITNESS WHEREOF, the undersigned signed this Amendment this October 29th, 2015.

PREMIER EXHIBITIONS, INC.

By:	/s/ Michael J. Little

Name:	Michael J. Little

Title:	President, Chief Executive Officer, Chief Financial Officer and Chief Operating Officer